Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES FIRST QUARTER 2015 EARNINGS

Clayton, MO, April 27, 2015 - Olin Corporation (NYSE: OLN) announced today that its first quarter 2015 net income was $13.1 million, or $0.17 per diluted share, which compares to $29.5 million, or $0.37 per diluted share in the first quarter of 2014. Sales in the first quarter of 2015 were $518.0 million compared to $577.4 million in the first quarter of 2014.

First quarter 2015 results included acquisition-related costs of $10.4 million, mark-to-market adjustments on stock-based compensation expense of $6.9 million and pretax restructuring charges of $1.2 million.

Joseph D. Rupp, Chairman and Chief Executive Officer said, “The first quarter of 2015 was a significant one for Olin. We announced a transformational transaction to acquire a significant portion of Dow Chemical’s chlor alkali and downstream derivatives businesses. In addition, there were positive developments in each of our three businesses.

“The Chlor Alkali business overcame a series of first quarter customer and company planned and unplanned outages and we have begun the second quarter with operating rates near 90%. During the first quarter, chlorine prices increased for the first time in four years and the first quarter 2015 ECU netbacks improved from the fourth quarter 2014 levels. The Chemical Distribution business experienced a turnaround in the first quarter of 2015 compared to the first quarter of 2014 driven by increased sale of bleach, hydrochloric acid and potassium hydroxide. And finally, Winchester had a strong first quarter supported by the growing level of cost savings generated by the ongoing centerfire ammunition relocation project. We now expect to realize approximately $35 million of savings from this relocation project during 2015.

“First quarter 2015 adjusted EBITDA was $71.2 million and we continue to forecast that full year adjusted EBITDA will be in the $340 million to $380 million range.

“Second quarter 2015 net income is forecast to be in the $0.10 to $0.15 per diluted share range, which includes pretax acquisition-related costs of approximately $8 million and acquisition financing expenses of approximately $10 million. Chlor Alkali second quarter 2015 earnings are expected to be similar to the first quarter of 2015 segment earnings, as higher ECU netbacks and seasonal improvement in bleach volumes are anticipated to be offset by an approximately $5 million decline in earnings contributions from hydrochloric acid sales and higher costs associated with a planned plant maintenance outage. Second quarter 2015 Chemical Distribution earnings are expected to be higher than first quarter of 2015 segment earnings primarily due to the seasonal increase in bleach volumes and continued earnings contributions from Olin-produced hydrochloric acid and potassium hydroxide sales. In the Winchester business, second quarter 2015 earnings are expected to be comparable to second quarter 2014 levels. Second quarter 2015 corporate and other expenses are forecast to be similar to the first quarter of 2015. Second quarter 2015 earnings are also expected to include restructuring charges of approximately $1 million.”

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other operating (expense) income, other income (expense) and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali Products sales for the first quarter of 2015 were $292.7 million compared to $328.3 million in the first quarter of 2014. First quarter 2015 chlorine and caustic soda volumes decreased 13% compared to the first quarter 2014 levels, and ECU netbacks declined approximately 3% in the first quarter of 2015 compared to the first quarter of 2014. First quarter 2015 potassium hydroxide volumes decreased 12% compared to the first quarter of 2014 and hydrochloric acid volumes decreased 3% during the first quarter of 2015 compared to the first quarter of 2014. Bleach volumes increased 1% in the first quarter of 2015 compared to the first quarter of 2014. First quarter 2015 Chlor Alkali segment earnings of $23.1 million decreased compared to $34.3 million in the first quarter of 2014, primarily due to lower chlorine and caustic soda volumes and lower ECU netbacks partially offset by higher hydrochloric acid prices and lower manufacturing and other costs.

CHEMICAL DISTRIBUTION

Chemical Distribution sales in the first quarter of 2015 were $69.8 million compared to $69.2 million in the first quarter of 2014. The year-over-year increase in Chemical Distribution sales reflects higher shipments of hydrochloric acid and potassium hydroxide, partially offset by lower caustic soda selling prices. Chemical Distribution segment earnings of $1.0 million in the first quarter of 2015 increased compared to a segment loss of $0.8 million in the first quarter of 2014, primarily due to higher shipments of hydrochloric acid and potassium hydroxide. Chemical Distribution first quarter 2015 results included depreciation and amortization expense of $3.9 million compared to $4.0 million in the first quarter of 2014.

WINCHESTER

Winchester first quarter 2015 sales were $178.7 million compared to $200.6 million in the first quarter of 2014. The first quarter 2015 commercial sales declined compared to the first quarter of 2014, mainly due to a lower level of demand for shotshell, pistol and rifle ammunition. Winchester’s first quarter 2015 segment earnings were $29.8 million compared to $38.3 million in the first quarter of 2014. The decrease in segment earnings reflects the impact of lower shipments, partially offset by lower commodity and material costs and lower manufacturing and other costs.

CORPORATE AND OTHER COSTS

Pension income included in the first quarter 2015 Corporate and Other segment was $7.1 million compared to $7.9 million in the first quarter of 2014. The decrease in pension income was primarily due to the impact of the newly mandated mortality tables issued in the fourth quarter of 2014.

First quarter 2015 charges to income for environmental investigatory and remedial activities were $0.7 million compared to $3.5 million in the first quarter of 2014. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the first quarter of 2015 increased $4.8 million compared to the first quarter of 2014, primarily due to higher stock-based compensation expense, including mark-to-market adjustments, partially offset by lower legal and legal-related settlement costs.

PROPOSED ACQUISITION

On March 27, 2015, Olin and The Dow Chemical Company (TDCC) announced that Olin had agreed to acquire certain chlor alkali and downstream derivatives businesses from TDCC using a Reverse Morris Trust structure. First quarter 2015 results included acquisition costs of $10.4 million related to this pending transaction.

Under the definitive agreements relating to the transaction, TDCC will transfer its U.S. chlor alkali and vinyl, global chlorinated organics and global epoxy businesses to a subsidiary and distribute the stock of that subsidiary to TDCC’s shareholders through a split-off or spin-off or a combination thereof, and then the subsidiary will immediately merge with a subsidiary of Olin. The merger will result in TDCC shareholders receiving approximately 80.6 million shares of Olin’s common stock, which will represent approximately 50.5 percent of the outstanding shares of Olin’s common stock, with the existing Olin shareholders owning the remaining approximately 49.5 percent. In addition to the Olin stock, TDCC will receive approximately $2.0 billion of cash and cash equivalents and Olin will assume approximately $0.8 billion of pension and other liabilities.

The transaction is subject to approval by Olin shareholders and completion of customary closing conditions, including relevant tax authority rulings and regulatory approvals. The transaction is expected to close by the end of 2015.

CASH / WORKING CAPITAL

The cash balance at March 31, 2015 was $196.8 million. During the first quarter of 2015, working capital increased $52.7 million reflecting normal seasonal capital growth in the Winchester and Chlor Alkali businesses. During the first quarter of 2014, working capital increased $67.9 million.

DIVIDEND

On April 23, 2015, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on June 10, 2015 to shareholders of record at the close of business on May 11, 2015. This is the 354th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s first quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, April 28. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman and Chief Executive Officer; John E. Fischer, Olin’s President and Chief Operating Officer; John L. McIntosh, Olin’s Senior Vice President, Chemicals; Todd A. Slater, Olin’s Vice President and Chief Financial Officer; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations. Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, olin.com. Listeners should log on to the website 15 minutes prior to the call. The call will also be audio archived on the Olin website for future replay beginning at 12:00 P.M. Eastern Time. A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester. Chlor Alkali Products, with eight U. S. manufacturing facilities and one Canadian manufacturing facility, produces chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. Chemical Distribution manufactures bleach products and distributes caustic soda, bleach products, potassium hydroxide and hydrochloric acid. Winchester, with its principal manufacturing facilities in East Alton, IL and Oxford, MS, produces and distributes sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the proposed acquisition of certain chlor alkali and downstream derivatives businesses from TDCC using a “Reverse Morris Trust” structure, the expected timetable for completing the transaction, benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	the failure or an interruption of our information technology systems;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	factors relating to the satisfaction of the conditions to the proposed transaction with TDCC, including regulatory approvals and the required approvals of our shareholders;

•	our and TDCC’s ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction with TDCC;

•	the possibility that we may be unable to achieve expected synergies and operating efficiencies in connection with the transaction with TDCC within the expected time-frames or at all;

•	the integration of the TDCC’s chlorine products business being more difficult, time-consuming or costly than expected;

•	the effect of any changes resulting from the proposed transaction in customer, supplier and other business relationships;

•	general market perception of the proposed transaction with TDCC; and

•	exposure to lawsuits and contingencies associated with TDCC’s chlorine products business.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

Additional Information and Where to Find It
In connection with the proposed combination of Olin with the chlorine products business of “TDCC”, Blue Cube Spinco Inc. (“Spinco”) will file a registration statement on Form S-4 containing a prospectus and Olin will file a proxy statement on Schedule 14A and a registration statement on Form S-4 containing a prospectus with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITYHOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENTS/PROSPECTUSES AND PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OLIN, TDCC, SPINCO AND THE PROPOSED TRANSACTION. Investors and securityholders may obtain a free copy of the registration statements/prospectuses and proxy statement (when available) and other documents filed by Olin, TDCC and Spinco with the SEC at the SEC’s website at http://www.sec.gov. Free copies of these documents, once available, and each of the companies’ other filings with the SEC, may also be obtained from the respective companies by directing a request to Olin at Olin Corporation, ATTN: Investor Relations, 190 Carondelet Plaza, Suite 1530, Clayton, Missouri 63105 or TDCC or Spinco at The Dow Chemical Company, 2030 Dow Center, Midland, Michigan 48674, ATTN: Investor Relations, as applicable.
Participants in Solicitation
This communication is not a solicitation of a proxy from any investor or securityholder. However, Olin, TDCC, Spinco and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders of Olin in respect of the proposed transaction under the rules of the SEC. Information regarding Olin’s directors and executive officers is available in Olin’s 2014 Annual Report on Form 10-K filed with the SEC on February 25, 2015, and in its definitive proxy statement for its 2015 Annual Meeting of Shareholders filed March 4, 2015. Information regarding TDCC’s directors and executive officers is available in TDCC’s Annual Report on Form 10-K filed with the SEC on February 13, 2015, and in its definitive proxy statement for its annual meeting of shareholders filed March 27, 2015. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statements, prospectuses and proxy statement and other relevant materials to be filed with the SEC when they become available.
Non-Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

2015-10

Olin Corporation
Consolidated Statements of Income(a)

	Three Months Ended March 31,
(In millions, except per share amounts)	2015	2014
Sales	$518.0	$577.4
Operating Expenses:
Cost of Goods Sold	433.2	475.4
Selling and Administration	47.0	43.5
Restructuring Charges(b)	1.2	1.0
Acquisition Costs(c)	10.4	0.2
Other Operating Expense	0.2	0.1
Operating Income	26.0	57.2
Earnings of Non-consolidated Affiliates	0.4	0.4
Interest Expense(d)	7.1	9.7
Interest Income	0.3	0.3
Income before Taxes	19.6	48.2
Income Tax Provision	6.5	18.7
Net Income	$13.1	$29.5
Net Income Per Common Share:
Basic	$0.17	$0.37
Diluted	$0.17	$0.37
Dividends Per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	77.4	79.2
Average Common Shares Outstanding - Diluted	78.5	80.5

(a)	Unaudited.

(b)
Restructuring charges for the three months ended March 31, 2015 were associated with permanently closing a portion of the Becancour, Canada chlor alkali facility and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS. Restructuring charges for the three months ended March 31, 2014 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)
Acquisition costs for the three months ended March 31, 2015 and 2014 were associated with Olin's pending acquisition of a significant portion of The Dow Chemical Company's chlor alkali and downstream derivatives businesses.

(d)
Interest expense for the three months ended March 31, 2015 included amortization of deferred debt issuance costs of $0.4 million for the bridge financing associated with Olin's pending acquisition of a significant portion of the The Dow Chemical Company's chlor alkali and downstream derivatives businesses.

Olin Corporation
Segment Information(a)

	Three Months Ended March 31,
(In millions)	2015	2014
Sales:
Chlor Alkali Products	$292.7	$328.3
Chemical Distribution	69.8	69.2
Winchester	178.7	200.6
Intersegment Sales Elimination(b)	(23.2)	(20.7)
Total Sales	$518.0	$577.4
Income (Loss) before Taxes:
Chlor Alkali Products(c)	$23.1	$34.3
Chemical Distribution	1.0	(0.8)
Winchester	29.8	38.3
Corporate/Other:
Pension Income(d)	7.1	7.9
Environmental Expense	(0.7)	(3.5)
Other Corporate and Unallocated Costs	(22.1)	(17.3)
Restructuring Charges(e)	(1.2)	(1.0)
Acquisition Costs(f)	(10.4)	(0.2)
Other Operating Expense	(0.2)	(0.1)
Interest Expense(g)	(7.1)	(9.7)
Interest Income	0.3	0.3
Income before Taxes	$19.6	$48.2

(a)	Unaudited.

(b)
Intersegment sales elimination represents the sale of caustic soda, bleach, potassium hydroxide, and hydrochloric acid between Chemical Distribution and Chlor Alkali Products, at prices that approximate market.

(c)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $0.4 million for both the three months ended March 31, 2015 and 2014.

(d)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(e)
Restructuring charges for the three months ended March 31, 2015 were associated with permanently closing a portion of the Becancour, Canada chlor alkali facility and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS. Restructuring charges for the three months ended March 31, 2014 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and the ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(f)
Acquisition costs for the three months ended March 31, 2015 and 2014 were associated with Olin's pending acquisition of a significant portion of The Dow Chemical Company's chlor alkali and downstream derivatives businesses.

(g)
Interest expense for the three months ended March 31, 2015 included amortization of deferred debt issuance costs of $0.4 million for the bridge financing associated with Olin's pending acquisition of a significant portion of the The Dow Chemical Company's chlor alkali and downstream derivatives businesses.

Olin Corporation
Consolidated Balance Sheets(a)

	March 31,	December 31,	March 31,
(In millions, except per share data)	2015	2014	2014
Assets:
Cash & Cash Equivalents	$196.8	$256.8	$242.9
Accounts Receivable, Net	303.8	263.1	331.0
Income Taxes Receivable	15.1	21.6	2.3
Inventories	216.1	210.1	187.6
Current Deferred Income Taxes	54.0	54.2	49.6
Other Current Assets	17.4	10.3	15.3
Total Current Assets	803.2	816.1	828.7
Property, Plant and Equipment (Less Accumulated Depreciation of $1,357.9, $1,330.7 and $1,287.3)	919.9	931.0	968.6
Prepaid Pension Costs	—	—	1.6
Restricted Cash	—	—	3.6
Deferred Income Taxes	12.9	12.5	9.0
Other Assets	198.2	191.4	205.2
Goodwill	747.1	747.1	747.1
Total Assets	$2,681.3	$2,698.1	$2,763.8
Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$16.4	$16.4	$12.6
Accounts Payable	147.8	146.8	164.6
Income Taxes Payable	1.1	0.2	0.5
Accrued Liabilities	205.1	214.3	198.2
Total Current Liabilities	370.4	377.7	375.9
Long-Term Debt	656.9	658.7	677.5
Accrued Pension Liability	167.2	182.0	102.0
Deferred Income Taxes	107.3	107.1	123.3
Other Liabilities	361.3	359.3	377.5
Total Liabilities	1,663.1	1,684.8	1,656.2
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares: Issued and Outstanding 77.5 Shares (77.4 and 79.0 in 2014)	77.5	77.4	79.0
Additional Paid-In Capital	792.1	788.3	830.5
Accumulated Other Comprehensive Loss	(439.7)	(443.1)	(363.5)
Retained Earnings	588.3	590.7	561.6
Total Shareholders' Equity	1,018.2	1,013.3	1,107.6
Total Liabilities and Shareholders' Equity	$2,681.3	$2,698.1	$2,763.8

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Three Months Ended March 31,
(In millions)	2015	2014
Operating Activities:
Net Income	$13.1	$29.5
Earnings of Non-consolidated Affiliates	(0.4)	(0.4)
Losses on Disposition of Property, Plant and Equipment	0.3	0.2
Stock-Based Compensation	1.8	2.1
Depreciation and Amortization	34.4	34.2
Deferred Income Taxes	(3.1)	6.0
Qualified Pension Plan Contributions	(0.2)	(0.2)
Qualified Pension Plan Income	(6.8)	(7.3)
Changes in:
Receivables	(40.7)	(50.9)
Income Taxes Receivable/Payable	7.4	(1.6)
Inventories	(6.0)	(1.1)
Other Current Assets	(7.1)	(1.1)
Accounts Payable and Accrued Liabilities	(6.3)	(13.2)
Other Assets	1.3	1.7
Other Noncurrent Liabilities	2.4	(4.8)
Other Operating Activities	0.3	—
Net Operating Activities	(9.6)	(6.9)
Investing Activities:
Capital Expenditures	(23.3)	(18.6)
Proceeds from Disposition of Property, Plant and Equipment	0.6	0.7
Proceeds from Disposition of Affiliated Companies	2.2	—
Restricted Cash Activity	—	0.6
Other Investing Activities	(1.4)	0.7
Net Investing Activities	(21.9)	(16.6)
Financing Activities:
Long-Term Debt Repayments	(1.0)	(0.1)
Earn Out Payment – SunBelt	—	(14.8)
Common Stock Repurchased and Retired	—	(14.7)
Stock Options Exercised	2.0	3.6
Excess Tax Benefits from Stock-Based Compensation	0.3	0.5
Dividends Paid	(15.5)	(15.9)
Deferred Debt Issuance Costs	(14.3)	—
Net Financing Activities	(28.5)	(41.4)
Net Decrease in Cash and Cash Equivalents	(60.0)	(64.9)
Cash and Cash Equivalents, Beginning of Year	256.8	307.8
Cash and Cash Equivalents, End of Period	$196.8	$242.9

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income plus an add-back for depreciation and amortization, interest expense (income), income tax expense, other expense (income) and acquisition costs. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended March 31,
(In millions)	2015	2014
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$13.1	$29.5
Add Back:
Interest Expense	7.1	9.7
Interest Income	(0.3)	(0.3)
Income Tax Expense	6.5	18.7
Depreciation and Amortization	34.4	34.2
EBITDA	60.8	91.8
Add Back:
Acquisition Costs(b)	10.4	0.2
Adjusted EBITDA	$71.2	$92.0

(a)	Unaudited.

(b)
Acquisition costs for the three months ended March 31, 2015 and 2014 were associated with Olin's pending acquisition of a significant portion of The Dow Chemical Company's chlor alkali and downstream derivatives businesses.